Exhibit 99.1

Theriva™ Biologics Announces Upcoming Presentation of Additional Data from the VIRAGE Phase 2b Clinical Trial of VCN-01 in Metastatic Pancreatic Cancer at AACR 2026 Annual Meeting

- Tumor reponse, biomarker, and subgroup analyses from the VIRAGE Phase 2b clinical trial support a VCN-01 immune-mediated mode of action and demonstrate improved outcomes in VCN-01 treated patients across multiple subgroups, including patients with liver metastases -

- Data to be presented in a poster session at the American Association of Cancer Research (AACR) Annual Meeting in San Diego, California on Monday April 20, 2026-

Rockville, MD, April 17, 2026 – Theriva™ Biologics (NYSE American: TOVX), (“Theriva” or the “Company”), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced an upcoming poster presentation of new data and subgroup analyses from the VIRAGE Phase 2b clinical trial evaluating VCN-01 (zabilugene almadenorepvec) plus gemcitabine/nab-paclitaxel in newly-diagnosed metastatic pancreatic cancer patients. Tumor reponse, biomarker data, and subgroup analyses are to be presented at the American Association for Cancer Research (AACR) Annual Meeting to be held in San Diego, CA from 17-22 April 2026.

Details of the poster presentation are below:

•	Presenting author: Dr. Manuel Hidalgo, NYU Langone Health Perlmutter Cancer Center, New York, NY
•	Title: Analysis of tumor and biomarker responses in the VIRAGE Trial, a randomized Phase IIb, open-label, study of nab-paclitaxel and gemcitabine with/without intravenous VCN-01 in patients with metastatic pancreatic cancer (mPDAC)
•	Poster #: CT162
•	Date and time: Monday April 20, 2026, 2:00-5:00 PM US PDT
•	Session: PO.CT01.05 - Phase II and Phase III Clinical Trials
•	Location: San Diego Convention Center, Hall B, Section 52, Board 26.

“The new data and analyses to be presented at the AACR meeting further reinforce our confidence in the clinical potential of VCN-01 plus gemcitabine/nab-paclitaxel chemotherapy to help metastatic PDAC patients,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Taken together, the tumor response and biomarker data support an immune-mediated mode of action for VCN-01, which is consistent with the previously reported clinical observations, showing that patients treated with VCN-01 plus gemcitabine/nab-paclitaxel experienced a significantly protracted duration of response concomitant with a later-stage prolongation of survival compared to patients treated with gemcitabine/nab-paclitaxel alone. We have achieved alignment with both the FDA and the EMA on a proposed pivotal Phase 3 clinical trial to evaluate multiple doses of VCN-01 plus gemcitabine/nab-paclitaxel in first-line metastatic PDAC patients, and we are planning a small study to assess whether more frequent and extended VCN-01 dosing could further improve outcomes.”

About Pancreatic Ductal Adenocarcinoma

Cancer of the pancreas consists of two main histological types: cancer that arises from the ductal (exocrine) cells of the pancreas or, much less often, cancers may arise from the endocrine compartment of the pancreas. Pancreatic ductal adenocarcinoma (“PDAC”) accounts for more than 90% of all pancreatic tumors. It can be located either in the head of the pancreas or in the body/tail. Pancreatic cancer usually metastasizes to the liver and peritoneum. Other less common metastatic sites are the lungs, brain, kidney, and bone. In its early stages, pancreatic cancer does not typically result in any characteristic symptoms. In many instances, progressive abdominal pain is the first symptom. Therefore, in most cases, pancreatic cancer is diagnosed in its late stages (locally advanced non-metastatic or metastatic stage of the disease) when surgical resection and possibly curative treatment is not possible. It is generally assumed that only 10% of cases are resectable at presentation, whereas 30-40% of patients are diagnosed at local advanced/unresectable stage and 50-60% present with distant metastases.

About VCN-01

VCN-01 (zabilugene almadenorepvec) is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to 142 patients to date in clinical trials of different cancers, including pancreatic ductal adenocarcinoma (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L. , has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidates is VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. An exploratory clinical trial is also on-going with SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients. For more information, please visit Theriva™ Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the Company’s confidence in the clinical potential of VCN-01 plus gemcitabine/nab-paclitaxel chemotherapy to help metastatic PDAC patients; tumor response and biomarker data supporting an immune-mediated mode of action for VCN-01; alignment with the FDA and EMA on a proposed Phase 3 clinical trial evaluating multiple doses of VCN-01 plus gemcitabine/nab-paclitaxel in first-line metastatic PDAC patients; and planning a small study to assess whether more frequent and extended VCN-01 dosing could further improve outcomes. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to finalize the proposed pivotal Phase 3 study protocol and file a BLA; the Company’s ability to obtain development funding and/or partnerships; the Company’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned; generating clinical data that establishes VCN-01 may improve patient outcomes in metastatic PDAC patients; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, including approval of VCN-01 to treat patients with PDAC; regulatory limitations relating to the Company’s ability to promote or commercialize their product candidates for the specific indications; acceptance of the Company’s product candidates in the marketplace; the successful development, marketing or sale of the Company’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s patent estate; the ability to continue to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:
Kevin Gardner
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com